UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Tenable Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TENABLE HOLDINGS, INC.
6100 Merriweather Drive, 12th Floor
Columbia, Maryland 21044
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2025
This proxy statement supplement (this “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Tenable Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 3, 2025 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for its 2025 Annual Meeting of Stockholders to be held virtually on May 14, 2025 at 1:00 p.m. Eastern Time (the “Annual Meeting”).
The purpose of this Proxy Supplement is to provide subsequent information relating to the Board’s appointment of each of Stephen A. Vintz and Mark Thurmond to serve as Co-Chief Executive Officers of the Company on a permanent basis. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.
Appointment of Co-Chief Executive Officers
On April 16, 2025, the Company announced that the Board unanimously appointed each of Stephen A. Vintz and Mark Thurmond to serve as co-Chief Executive Officers on a permanent basis. Mr. Vintz also serves as the Company’s Chief Financial Officer, and Mr. Thurmond also serves as the Company’s Chief Operating Officer. As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2024, the Board previously appointed Mr. Vintz and Mr. Thurmond to serve as Co-Chief Executive Officers on an interim basis. Mr. Vintz will continue to serve as the Company’s Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer.
Biographical and other information about each of Mr. Vintz and Mr. Thurmond is included in the Proxy Statement.
There are no family relationships between either Mr. Vintz or Mr. Thurmond and any of the Company’s directors or other executive officers. Neither Mr. Vintz nor Mr. Thurmond has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than as previously reported in the Proxy Statement.
Appointment to the Board
In addition, the Board intends to appoint each of Mr. Vintz and Mr. Thurmond to the Board immediately following the Annual Meeting.
* * * * *
This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.